EXHIBIT 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Ordinary Shares of Ambrx Biopharma Inc.. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

DATED: March 8, 2023

DARWIN GLOBAL MANAGEMENT, LTD.

/s/ John Legge
Name: John Legge
Title: Director and Chief Financial Officer

/s/ Dr. Abhishek Trehan
DR. ABHISHEK TREHAN

DARWIN GLOBAL Master fund, LTD.

By: DARWIN GLOBAL MANAGEMENT, LTD, its investment manager

/s/ John Legge
Name: John Legge
Title: Director and Chief Financial Officer